Exhibit 99.1

DUNKIN’ DONUTS ANNOUNCES APPOINTMENT OF
CHIEF MARKETING OFFICER

Tony Weisman brings nearly three decades of brand marketing experience to the company
CANTON, MA (September 5, 2017) -- Dunkin’ Donuts today announced the appointment of marketing veteran Tony Weisman, 57, to the position of U.S. Chief Marketing Officer (CMO). Weisman, formerly the North American CEO of DigitasLBi, a global digital agency network, will officially join the company in late September. Weisman will report directly to David Hoffmann, President, Dunkin' Donuts U.S., and will serve on the Dunkin’ Brands Leadership Team.

“Tony is a highly-experienced, much-admired business leader with a proven track record of building global brands. Very importantly, he also has a deep understanding of working with franchised organizations, including Dunkin’ Donuts having led the work on our account at Digitas for the past six years,” said David Hoffmann. “With his transformative, data-driven approach to marketing, extensive digital acumen and ability to build and inspire teams, we’re confident that he is the right leader to take our brand to the next level.”

As Dunkin’ Donuts U.S. CMO, Weisman will lead marketing, product innovation, field marketing, consumer insights, and advertising as well as the brand’s digital and consumer packaged goods (CPG) initiatives. He will be responsible for developing and executing strategies that build Dunkin’ Donuts’ position as a leading coffee and beverage brand for today’s time-strapped, on-the-go consumer and will partner closely with the operations team to drive sales.

"I have been a passionate Dunkin’ Donuts consumer for my entire life, and I couldn’t pass up the incredible opportunity to join the brand," said Tony Weisman. “It was a tremendous honor to be part of the Digitas and Publicis teams for the last decade, but at this stage in my career I wanted the chance to build a brand on the client side, especially a brand I know and love. This is an exciting and important time in the Dunkin’ Donuts journey, and I look forward to working with the entire Dunkin’ Donuts team and franchise community to make this terrific brand even stronger.”
Weisman brings nearly three decades of advertising and marketing experience to Dunkin’ Donuts. Since 2007, he helped guide the digital transformation of leading global companies through his senior management positions at DigitasLBi, where he most recently served as the Chief Executive Officer of North America and was a member of the Digitals Global Executive Board. Prior to DigitasLBi, Weisman served as Chief Marketing Officer at Draft Worldwide. He also spent 19 years at Leo Burnett in various management and other related positions leading global consumer accounts, including General Motors, Procter & Gamble, Reebok International and McDonald’s Corporation, where he was part of the team that created the iconic series of spots starring NBA greats Larry Bird and Michael Jordan, which popularized the saying, “Nothing But Net.”

"I would like to deeply thank Tony for his invaluable contribution to Publicis Groupe’s success in the U.S. over the years. We will definitely miss him but we look forward to continuing to work together in new ways as he takes on his exciting new role at Dunkin’ Donuts,” said Arthur Sadoun, Chairman and CEO of Publicis Groupe. “I am convinced that Tony’s vision and considerable experience will be a fantastic asset to Dunkin’ Donuts, and we look forward to our continued partnership."

Weisman is the recipient of numerous awards, including the Chicago Advertising Federation’s Silver Medal for Lifetime Achievement. He is also a member of several Boards including Chicago Public Radio, the American Association of Advertising Agencies (Chicago Chapter), Off The Street Club and Chicago TechWeek. Mr. Weisman earned a B.A. in political science from Brown University.
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About Dunkin’ Donuts

Founded in 1950, Dunkin' Donuts is America's favorite all-day, everyday stop for coffee and baked goods. Dunkin' Donuts is a market leader in the hot regular/decaf/flavored coffee, iced coffee, donut, bagel and muffin categories. Dunkin' Donuts has earned a No. 1 ranking for customer loyalty in the coffee category by Brand Keys for 11 years running. The company has more than 12,300 restaurants in 46 countries worldwide. Based in Canton, Mass., Dunkin' Donuts is part of the Dunkin' Brands Group, Inc. (Nasdaq: DNKN) family of companies. For more information, visit www.DunkinDonuts.com.

Contact:
Michelle King
Dunkin’ Brands Group, Inc.
781-737-5200
michelle.king@dunkinbrands.com